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DECEMBER 31, 1998                                                   EXHIBIT 99.1

FOR RELEASE DECEMBER 31, 1998 AT 7:30 AM EST

   Contact:    Allen & Caron Inc
               Damon Wright (investors)
               Owen Daley (media)
               (714) 957-8440

                      C2i SOLUTIONS REDUCES EXERCISE PRICE
                           OF ITS REDEEMABLE WARRANTS

SAN DIEGO, CA (DECEMBER 31, 1998) C2i Solutions (Nasdaq: CTWO), a provider of specialized information technology services for business and government, announced today that its Board of Directors has exercised the Company's right, pursuant to the Warrant Agreement dated February 24, 1998 by and between the Company and American Stock Transfer & Trust Company, to reduce the purchase price to be paid upon exercise of its outstanding Redeemable Warrants (Warrants) (Nasdaq: CTWOW) from $7.50 to $2.00. Each Warrant may be exercised by the registered holder to purchase one share of the Common Stock of C2i during the period beginning February 24, 1999, and ending upon the earlier of (i) February 24, 2003, or (ii) the date the Warrants are redeemed by the Company.

        Commencing February 24, 1999, the Warrants may be redeemed by the Company on not less than 30 days written notice, at a price of $.01 per Warrant, providing the closing bid price of C2i Common Stock is at least $3.00 for any 20 consecutive business days ending on the third day prior to the date on which the notice of redemption is given. Warrant holders will forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for such redemption.

        According to C2i Chairman, President and CEO John A. Whalen, Jr., the Company elected to reduce the purchase price of the Warrants because it projects that the purchase price of the Warrants would automatically be reduced following the filing of its audited financial statements with the SEC for the fiscal year ending December 31, 1998.

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C2i SOLUTIONS REDUCES EXERCISE PRICE
OF ITS REDEEMABLE WARRANTS
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        C2i Solutions provides its clients information technology (IT) services, including legacy-systems transformation and conversion, applications re-engineering, Year 2000 and Euro conversion solutions and validation services. The Company employs a multi-faceted approach, encompassing proven methodologies, advanced software tools and the expertise of highly experienced IT professionals. From assessment through testing, implementation and independent third-party validation, C2i brings together the elements required for a comprehensive, cost-effective IT solution.

                                     # # # #

        This document contains forward-looking statements, including without limitation statements relating to the Company's operating results, that involve certain risks and uncertainties. Actual results may differ significantly from the expectations contained in the forward-looking statements. These and other significant risks are discussed in more detail in the Company's 1997 Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission on March 31, 1998. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.